UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2012

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Keith D. Ross, Senior Vice President, General Counsel & Secretary of Alliant Techsystems Inc. (“ATK” or the “Company”), has resigned from the Company effective April 16, 2012.  Mr. Ross’s resignation is not related to any disagreement between Mr. Ross and the Company regarding ATK’s business or operations, strategy, or statutory or regulatory reporting requirements or any violation or potential violation of law or regulation by the Company.

In connection with Mr. Ross’s resignation, the Company and Mr. Ross entered into an Agreement that includes a general release of claims by Mr. Ross in favor of the Company and confidentiality, non-disparagement, non-solicitation and cooperation undertakings by Mr. Ross.  Mr. Ross also agreed to provide transition services to the Company, as requested by the Company, following his termination of employment.  The Personnel and Compensation Committee of ATK’s Board of Directors approved a lump-sum cash payment to Mr. Ross of $300,000, in consideration of Mr. Ross’s execution of the Agreement and performance of the undertakings contained in the Agreement.  The Committee also confirmed that Mr. Ross will remain eligible to receive his fiscal year 2012 annual incentive compensation payment with respect to the applicable fiscal year 2012 financial performance goals, in accordance with the terms of ATK’s Executive Officer Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: April 16, 2012	By:	/s/ Mark W. DeYoung
Mark W. DeYoung
President and Chief Executive Officer